Exhibit 99.1

                          USANA Announces Record First
     Quarter Results; Net Sales Up 24 Percent; Net Earnings Up 44 Percent;
                        Earnings Per Share Up 50 Percent


    SALT LAKE CITY--(BUSINESS WIRE)--April 19, 2005--USANA Health Sciences Inc. (NASDAQ: USNA) today announced record financial results for the first fiscal quarter of 2005 (ended April 2, 2005). The company achieved record net sales in the first quarter of $76.6 million, an increase of 24%, compared with $61.8 million in the first quarter of 2004. This growth was driven by a 24% increase in the number of active Associates and by increasing sales of the company's recently reformulated line of skin and personal care products, Sense.
    Earnings from operations in the first quarter of 2005 grew to $13.6 million, or 18% of net sales, compared with $9.3 million, or 15% of net sales, in the first quarter of 2004. The company achieved net earnings in the first quarter of 2005 of $8.9 million, an increase of 44%, compared with net earnings of $6.2 million in the first quarter of 2004. Earnings per share in the first quarter increased to $0.45 per share, an increase of 50%, compared with $0.30 per share in the first quarter of 2004.
    "We are pleased to report our 11th consecutive quarter of record net sales," said Dave Wentz, president of USANA. "We are particularly pleased with the fact that we achieved double-digit, year-over-year growth in all but one of our markets. Also, overall, the number of our active Associates grew to 119,000, an increase of 24%, compared with our first quarter of last year. The demand for our recently reformulated Sense products has grown, and our Associates have used this opportunity to build their businesses through the sale of these revolutionary, self-preserving products. We expect strong demand for these products in the future. We have increased our inventory of these products in each of our markets so that we can begin to market them more aggressively."
    "Our primary strategy is to increase sales in our existing markets," continued Wentz. "We also are working to open one new market before the end of the third quarter of 2005, and we will make an announcement as the time for that opening approaches."
    Gilbert A. Fuller, USANA's chief financial officer, said, "We are pleased with our record results for the first quarter. Our operating margin improved significantly, both sequentially and compared with the first quarter of last year in which, notably, our earnings were reduced by the costs of our entry into Mexico. We continue to improve our operating efficiencies, especially in the manufacture of our Sense products at our Wasatch facility. Our inventories in the first quarter increased by approximately $5 million, which was primarily a result of the build-up in our Sense products."
    "With respect to guidance," Fuller continued, "we expect net sales in the second quarter of 2005 to be $78 million to $80 million, an increase of as much as 19%, compared with $67.2 million in the second quarter of last year. We also expect earnings per share in the second quarter of 2005 to be $0.46 to $0.47, an increase of as much as 31%, compared with $0.36 in the second quarter of last year. We remain optimistic about the prospects for the full year 2005. We reiterate our previous guidance for 2005 net sales to be between $319 and $327 million, representing 17% to 20% growth compared with 2004. Also, given our improving margin trend, we are raising our guidance for earnings per share for 2005 to be $1.85 to $1.90."
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 20, 2005 at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                                         Quarter Ended
                                     ---------------------
                                      3-Apr-04   2-Apr-05
                                     ---------- ----------
                                     (Unaudited)(Unaudited)

 Net sales                             $61,775    $76,578
 Cost of sales                          15,058     18,010
                                     ---------- ----------
     Gross profit                       46,717     58,568

 Operating expenses
   Associate incentives                 23,612     29,550
   Selling, general and
    administrative                      13,262     14,849
   Research and development                578        599
                                     ---------- ----------

     Earnings from operations            9,265     13,570

 Other income                              149        165
                                     ---------- ----------
     Earnings before income taxes        9,414     13,735

 Income taxes                            3,201      4,807
                                     ---------- ----------

 NET EARNINGS                           $6,213     $8,928
                                     ========== ==========

 Earnings per share - diluted            $0.30      $0.45
                                     ========== ==========
 Weighted average shares outstanding
  - diluted                             20,853     19,971
                                     ========== ==========


                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                                  As of       As of
                                                 1-Jan-05   2-Apr-05
                                                ---------- -----------
                                                           (Unaudited)

ASSETS
  Cash and cash equivalents                       $15,067     $22,033
  Inventories                                      17,722      22,624
  Other current assets                              8,034       8,628
                                                ---------- -----------
Total current assets                               40,823      53,285

  Property and equipment, net                      23,194      24,710
  Goodwill                                          5,690       5,690
  Other assets                                      1,957       1,793
                                                ---------- -----------
    Total assets                                  $71,664     $85,478
                                                ========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable                                 $5,106      $5,121
  Other current liabilities                        17,644      18,526
                                                ---------- -----------
Total current liabilities                          22,750      23,647

  Other long-term liabilities                       1,071       1,571

  Stockholders' equity                             47,843      60,260
                                                ---------- -----------
    Total liabilities and stockholders' equity    $71,664     $85,478
                                                ========== ===========






                      USANA Health Sciences Inc.
                            Sales by Market
                            (in thousands)

                                              Quarter Ended
                                  -----------------------------------
                                       3-Apr-04          2-Apr-05
                                  ----------------- -----------------
                                      (Unaudited)       (Unaudited)

Region
  United States                     $27,101   43.9%   $31,203   40.7%
  Canada                             12,437   20.1%    14,862   19.4%
  Australia-New Zealand               8,276   13.4%    10,644   13.9%
  Hong Kong                           2,457    4.0%     3,040    4.0%
  Japan                               2,216    3.6%     2,498    3.3%
  Taiwan                              3,729    6.0%     5,064    6.6%
  Korea                               1,270    2.1%     1,045    1.4%
  Singapore                           2,007    3.2%     3,100    4.0%
  Mexico                                748    1.2%     3,193    4.2%
  Wasatch                             1,534    2.5%     1,929    2.5%
                                  ---------- ------ ---------- ------
                                    $61,775  100.0%   $76,578  100.0%
                                  ========== ====== ========== ======


                      Active Associates by Market

                                                 As of
                                  -----------------------------------
                                       3-Apr-04          2-Apr-05
                                  ----------------- -----------------
                                      (Unaudited)       (Unaudited)

Region
  United States                      38,000   39.6%    45,000   37.8%
  Canada                             19,000   19.8%    22,000   18.5%
  Australia-New Zealand              13,000   13.5%    15,000   12.6%
  Hong Kong                           4,000    4.2%     5,000    4.2%
  Japan                               4,000    4.2%     4,000    3.4%
  Taiwan                              8,000    8.3%    10,000    8.4%
  Korea                               3,000    3.1%     2,000    1.7%
  Singapore                           4,000    4.2%     8,000    6.7%
  Mexico                              3,000    3.1%     8,000    6.7%
                                  ---------- ------ ---------- ------
                                     96,000  100.0%   119,000  100.0%
                                  ========== ====== ========== ======


                 Active Preferred Customers by Market

                                                  As of
                                   -----------------------------------
                                       3-Apr-04          2-Apr-05
                                   ----------------- -----------------
                                      (Unaudited)       (Unaudited)

Region
  United States                      34,000   61.8%    40,000   60.6%
  Canada                             16,000   29.1%    18,000   27.3%
  Australia-New Zealand               4,000    7.3%     5,000    7.6%
  Hong Kong                           1,000    1.8%     1,000    1.5%
  Japan                                 (a)    0.0%     1,000    1.5%
  Taiwan                                (a)    0.0%        (a)   0.0%
  Korea                                 (a)    0.0%        (a)   0.0%
  Singapore                             (a)    0.0%        (a)   0.0%
  Mexico                                (a)    0.0%     1,000    1.5%
                                   ---------- ------ ---------- ------
                                     55,000  100.0%    66,000  100.0%
                                   ========= ======= ========= ======

(a) Count of Active Preferred Customers is less than 500.



    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com